Exhibit 10.1

Loan Agreement Certificate	Date of Agreement: November 13, 2019

To Kiraboshi Bank Ltd.

Address:	6-1, Nihonbashi Kodenmacho, Chuo-ku, Tokyo

Borrower:	Earlyworks Co., Ltd.

Satoshi Kobayshi, Representative Director.

Address:	[*]

Jointly and Severally Liable Guarantor: Satoshi Kobayshi.

Address:	<blank>

Jointly and Severally Liable Guarantor: <blank>

Article 1 (Borrowings Guide)

The Borrower shall, based on the guarantee by the Tokyo Credit Guarantee Corporation No. [*] dated October 28, 2019 after approving the separately concluded the Bank transaction agreement, enter into the loan agreement (hereinafter referred to as the “Agreement”) with Kiraboshi Bank, Ltd. (hereinafter referred to as the “Bank”) as follows: This Agreement shall come into effect when the Borrower receives the money specified below from the Bank.

Amount	Three thousand five hundred (35,000,000) Yen		Borrowing date	<blank>

Use of funds	Working capital

Final repayment date	November 12, 2024

Repayment method	The Borrower shall pay 583,000Yen on December 31, 2019 as the first payment, and thereafter the Borrower shall pay 583,000Yen at the last day of each month and the payment shall be completed when the Borrower pays 603,000Yen on the final due date.

Interest rate	1.60000% per year (Daily calculation with 365 days in a year)

Timing and method of interest payment	The loan date shall be the date of the first-time payment and December 31, 2019 shall be the date of the second time payment and thereafter the Borrower shall pay the amount to be paid for the next payment date in advance on the last day of each month.

Damages	If the Borrower fails to perform the obligations under this Agreement, the Borrower shall pay damages at 14% per annum (calculated on a daily basis with 365 days in a year) against the overdue principal.

Repayment Deposit Account	Branch Name	Type of deposit	Account number	Registered seal for deposit
	Nihonbashi Branch	Ordinary deposit	[*]	<seal>

Holiday category	If the principal repayment date or interest payment date falls on the Bank holiday, the payment date shall be the next business day.

Column used by Bank

Items	Loan basic account No.	Handling No.	Approval No.	Goods	Customer No.	Name of customer	Date of the establishment	Remarks

44	[*]	[*]	[*]	7021	[*]	Earlyworks Co., Ltd.	May 01, 2018	<blank>

Borrowed amount: Three thousand five hundred (35,000,000) Yen

RQ 44713 Short-term prime rate long-term lending rate “For business use: For equal principal” (Revised March 2020) L.11-.870

Proof mark after the fact	Proof mark before the fact	Seal verification		Seal of the person in charge

<blank>	<blank>	(Financing) <blank>	(Deposit) <blank>	<blank>

[Special agreement on Split Borrowings]

Abbr. (Not applicable)

Article 2 (Special agreement on Repayment before Due Date)

I. The date on which the Borrower may repay the obligations under this Agreement before the due date (hereinafter referred to as the “Repayment Date before the Due Date”) shall be a business day of the Bank, and it shall be determined based on the prior approval of the Bank.

II. In the event that the Borrower repays before the due date based on the preceding paragraph, if an unpaid interest exists, regardless of the provisions of the timing and method of payment of interest set forth in Article 1, the full amount of unpaid interest up to that date shall be paid on the Repayment Date before the Due Date.

III. If all or part of the loan is repaid before the due date pursuant to the preceding two paragraphs, and the final repayment date comes after the end of the month that includes the day that has passed 12 months calculating from the Repayment Date before the Due Date, a fee for the repayment before due date equivalent to 2/100 of the amount to be repaid before the due date and consumption tax (including local taxes) shall be paid to the Bank on the Repayment Date before the Due Date; provided, however, that it is excluded the cases that local public organization’s loans and loans guaranteed by the Credit Guarantee Corporation regarding the payment of fee for the repayment before the due date.

Article 3 (Definition of Floating Rate)

The Borrower shall agree that the interest rates set forth in Article 1 shall be the following floating interest rates; provided, however, that if any change in the claim protection status of Bank occurs due to any change in the Borrower’s financial situation, an increase or decrease in the security value or if there is any change in the financial situation or other reasonable reasons, the Bank or the Borrower may seek the consultation with the other party regarding the matter that the applicable interest rate for borrowings under this Agreement is changed to a level generally accepted as reasonable.

1. If the basic interest rate is changed, the Bank shall raise or lower the interest rate by the same amount as the fluctuation range on the basis of the short-term prime rate-linked long-term lending rate (hereinafter referred to as the “Base Rate”) determined by the Bank.

2. The Borrower shall confirm that the basic interest rate is <blank> % per year as of date when loan is borrowed.

3. If the basic interest rate is changed, the new interest rate shall apply from the day following the first agreed repayment date (Interest Payment Date) after the date of such change.

Article 4 (Automatic Payment of Principal and Interest)

I. The Borrower shall deposit an amount equal to or greater than the prescribed repayment amount by each agreed repayment date in the deposit account in the name of the Borrower (hereinafter referred to as the “Repayment Deposit Account”) as stipulated in Article 1 (hereinafter referred to as the “Repayment Deposit Account”). The Bank shall withdraw the relevant repayment amount from the Repayment Deposit Account on each agreed repayment date and apply it to each repayment. The Bank shall withdraw the relevant repayment amount from the Repayment Deposit Account on each agreed repayment date and appropriate it to each repayment. In addition, regarding this handling, regardless of the current account regulations or the ordinary deposit (general account) regulations, the drawing of a check or the submission of an ordinary deposit (general account) passbook and an ordinary deposit passbook refund request form shall be omitted.

II. If the balance of the Repayment Deposit Account is less than the repayment amount on the agreed repayment date, the Bank shall suspend handling of an automatic payment or shall process it in a method that the Bank deems appropriate such as an automatic withdrawal after reaching the repayment amount including late damages after the agreed repayment date for repayment of the principal.

III. The Bank shall be able to process the withdrawals set forth in the preceding two paragraphs without notifying the Borrower of it.

IV. The Borrower shall bear the guarantee fee of the Credit Guarantee Corporation, other guarantee fees, registration fees, fixed date fee necessary to protect the Bank’s claims based on this Agreement and any other incidental expenses related to this Agreement. The Bank may withdraw it from the Repayment Deposit Account and appropriate it pursuant to the paragraph 1.

Article 5 (Forfeiture of Benefit of Time)

I. The Borrower shall naturally forfeit the benefit of time with respect to all obligations owed to the Bank without a notice, etc. from the Bank and shall immediately repay the obligations if even one of the following events occurs with respect to the Borrower:

1. the Borrower files or is filed against a petition of suspension of payment, the commencement of bankruptcy proceedings, the commencement of civil rehabilitation proceedings or commencement of special liquidation;

2. the Borrower is subject to the suspension of transactions by a clearinghouse or suspension of use of debtors of the Electronic Monetary Claim Recording Institution;

3. a provisional seizure, a protective seizure, or an order or notice of seizure is delivered with respect to the Borrower’s or the Guarantor’s deposits or other claims against the Bank; or

4. the Borrower is missing and the notice sent by the Bank to the Borrower has failed to reach its registered address.

II. The Borrower shall, upon a request from the Bank, forfeit the benefit of time for all obligations to the Bank and immediately repay the obligations even if one of the following events occurs with respect to the Borrower:

1. the Borrower is late in fulfilling even part of the obligations owed to the Bank;

2. a seizure or the commencement of auction procedures for the object of the security occurs;

3. the Borrower violates a transaction agreement with the Bank, it is revealed that even one of the items of Article 12 is not true, or an event occurs such as a report to the Bank based on Article 14 or a document showing the financial situation to be submitted to the Bank containing material misrepresentation;

4. the guarantor falls under even one of each item of the preceding paragraph or this paragraph; or

5. a reasonable reason arises that requires the protection of claims equivalent to each of the preceding items.

III. In case of the preceding paragraph, if a bill is delayed or does not arrive due to reasons attributable to the Borrower that the Borrower fails to notify a change of address or fails to receive a bill from the Bank, etc., the benefit of time shall be forfeited when it should normally arrive.

IV. Even after the Borrower has forfeited the benefit of time pursuant to the preceding three paragraphs, if the Bank determines that the Borrower’s repayment to the Bank will not be hindered, the Borrower’s benefit of time may be permitted as before by notifying the Borrower in writing; provided, however, that this shall not preclude the effect of any action that the Bank has already taken based on the forfeiture of benefit of time.

Article 6 (Set-off or Appropriation of Repayment by Bank)

I. If the Borrower must perform its obligations to the Bank due to the expiration or forfeiture of benefit of time, the Bank may set off its obligations against the Borrower’s deposits and other claims to the Bank at any time, regardless of the maturity of such claims.

II. In case where the set off set forth in the preceding paragraph may be made, the Bank omits a prior notice and prescribed procedures, and receives refund of various deposits instead of the Borrower so that the Bank may appropriate it to the repayment of the Borrower’s obligations. In this case the Bank shall notify the Borrower of the result of such appropriation.

III. If the Bank offsets or applies refunding and appropriation in accordance with the preceding two paragraphs, the period shall be until the date of calculation performed by the Bank regarding the calculation of interest on the claims and obligations, penalties, damages, etc. In addition, if no separate agreement between the Borrower and the Bank regarding interest rates, fees, etc., exists, it shall be determined by the Bank.

Article 7 (Set off by the Borrower)

I. The Borrower may set off the Borrower’s deposits and other claims against the Bank that are due against the Borrower’s obligations to the Bank, even if such obligations have not yet expired.

II. If the Borrower performs the set off pursuant to the preceding paragraph, the notice of set off shall be in writing and shall immediately submit certificates of deposits and other claims and pass books that have been set off to the Bank.

III. With regard to calculations of interest of claims and obligations, penalties, damages, etc. when the Borrower sets off, its period shall be until the date of arrival of the notice of set off. In addition, if no separate agreement of the interest rate and fee rate between the Borrower and the Bank exists, it shall be reasonably determined by the Bank. Furthermore, the provisions under the paragraphs 2 and 3 of Article 2 shall apply mutatis mutandis to the payment of accrued interest and the repayment fee before due date.

Article 8 (Designation of Appropriation by the Bank)

If the repayment of obligations from the Borrower or the set-off or refund of appropriation under Article 6 is insufficient to extinguish the entire obligations of the Borrower the Bank, the Bank shall appropriate it in the order and method that the Bank deems to be an appropriate and notify the Borrower of the results thereof in writing. In this case, the Borrower shall not be able to raise an objection to such appropriation.

Article 9 (Designation of Appropriation by the Borrower)

I. If the Borrower performs the set off pursuant to Article 7, if such set off is insufficient to extinguish the entire obligations of the Borrower the Bank, the Borrower may designate the order and method of the appropriation by a written notice to the Bank.

II. If the Borrower fails to perform the designation pursuant to the preceding paragraph, the Bank may perform an appropriation according to the order and method that the Bank deems to be an appropriate. In addition, the Borrower shall not be able to raise an objection to such appropriation.

III. If the designation set forth in paragraph 1 is likely to hinder the Bank’s protection of claims, after making an objection without delay, the Bank may perform an appropriation based on the order and method designated by the Bank in consideration of the security, presence/absence of the guarantee, the slightness and seriousness, the difficulty of disposal, the length of repayment period, the expected settlement of discounted bills or the discounted electronically recorded claims, etc. In this case, the Bank shall notify the Borrower of the result of such appropriation in writing.

IV. If the Banks performs an appropriation pursuant to the preceding two paragraphs, the Borrower’s unmatured obligations shall be deemed to have matured, and the Bank may designate its order and method.

Article 10 (Warranty)

I. For all obligations borne by the Borrower under this Agreement, the Guarantor shall bear the performance of obligations jointly and severally with the Borrower and shall comply with this Agreement for such performance.

II. The Guarantor shall not set off the Borrower’s bank deposits or other claims.

III. The Guarantor shall not be exempted from its liability even if the Bank changes or terminates the security or other guarantees for its own convenience.

IV. If the Guarantor performs the obligations assured by the Guarantor, the rights acquired from the Bank through the subrogation shall not be exercised without the Bank’s consent while the Borrower and the Bank continues the transactions. If requested by the Bank, the Guarantor shall assign its right or order to the Bank without charge.

V. If the Guarantor has provided other guarantee for the transactions between the Borrower and the Bank, such guarantee shall not be changed by this Agreement. In addition, if the Guarantor has provided another guarantee that the maximum amount thereof is stipulated, the amount guaranteed by the Guarantor in this Agreement shall be added to the said maximum amount to be guaranteed. The same shall apply if the Guarantor guarantees other transactions between the Borrower and the Bank in the future.

VI. With regard to a liquidation of the guarantee obligation based on this Agreement, if the Guarantor requests a liquidation in accordance with the guidelines (including revisions made after publication. hereinafter referred to as the “Guidelines”) on the management guarantees published by the Research Group on Guidelines for Management Guarantees on December 5, 2013 (The secretariat is the Japanese Bankers Association and the Japan Chamber of Commerce and Industry), the Bank shall endeavor to deal with such liquidation in good faith based on the Guidelines.

Article 11 (Security)

I. If a reasonable reason that the Bank requires the protection of claims against the Borrower occurs such as a security provided to the Bank has been lost, damaged or decrease in value due to reasons not attributable to the Bank or a credit uncertainty of the Borrower or the Guarantor occurs, the Borrower shall provide the security or additional security as the Bank deems appropriate or appoint a guarantor or appoint an additional guarantor if the bank requests it by specifying a reasonable period of time.

II. If the Borrower fails to perform obligations to the Bank, the Bank collects or disposes of the security, including legal procedures, in a manner, timing, price, etc. as generally considered appropriate and then the Bank may appropriate the remaining amount after deducting various expenses from the acquired money to the repayment of the Borrower’s obligations regardless of the legal order. In addition, if there are any remaining obligations, the Borrower shall immediately repay it. After appropriating it to the repayment of the obligations of the Borrower, if a surplus in the acquired money arises, the Bank shall return it to the right holder.

III. If the Borrower fails to perform the obligations to the Bank, the Borrower’s personal property, bills and other securities (including Borrower’s transfer shares, corporate bonds, electronically recorded claims and other securities recorded in the name of the Borrower) in the possession of the Bank may be collected or disposed of by the Bank, and in this case, the Bank may handle it in accordance with the preceding paragraph.

IV. The security set forth in this Article shall include the statutory security rights such as retention rights, statutory liens, etc.

Article 12 (Representation and Warranty by the Borrower)

The Borrower (limited to corporations) represents and warrants to the Bank that the matters described in each of the following items are true during the course of the transactions with the Bank based on this Agreement:

1. The Borrower is legally established in accordance with Japanese laws and remains in full force and effect;

2. The conclusion and performance of this Agreement by the Borrower and transactions based on it are the acts within the scope of the Borrower’s purpose and the Borrower has completed all the procedures required by laws and regulations, etc. regarding it, the Articles of Incorporation, and other internal rules;

3. The conclusion and performance of this Agreement by the Borrower and transactions based on it does not violate the following matters:

(a) Matters specified by the laws and regulations, etc. that bind the Borrower;

(b) Matters prescribed in the Articles of Incorporation and other internal rules of the Borrower; and

(c) Matters prescribed in an agreement with a third party to which the Borrower is a party, or matters stipulated in an agreement with a third party that binds the Borrower itself or the Borrower’s property.

4. A person who signs or affixes his or her name and seal to this Agreement shall be authorized to sign or affix its name and seal thereto on behalf of the Borrower based on the procedures required by the laws and regulations, etc., the Articles of Incorporation, and other internal rules.

Article 13 (Exclusion of Antisocial Forces)

I. The Borrower or the Guarantor definitely promises that it shall not currently fall under an organized crime group, an organized crime group member, a person for whom 5 (five) years have not passed since leaving an organized crime group, an associate member of an organized crime group, an organized crime group affiliated company, a corporate racketeer group, etc., a group engaging in criminal activities under the pretext of conducting social campaigns or crime group specialized in intellectual crimes, or other equivalent thereto (hereinafter referred to as the “Organized Crime Group Member, etc.”), that it shall not fall under any of the following items, and that it shall not fall under any of the following items in the future:

1. it has a relationship deemed to be recognized that the Organized Crime Group Member, etc. controls the management;

2. it has a relationship deemed to be substantially involved in the management by the Organized Crime Group Member, etc.;

3. it has a relationship deemed to be recognized to unjustifiably use the Organized Crime Group Member, etc. such as for the purpose of seeking unfair profit for itself, its own company or third parties or for the purpose of causing damage to third parties;

4. a party has a relationship deemed to be involved such as providing funds or convenience to the Organized Crime Group Member, etc.; or

5. An officer or person who is substantially involved in the management has a relationship with the Organized Crime Group Member, etc. that should be socially criticized.

II. The Borrower or the Guarantor definitely promises not to commit any of the following acts either by itself or by using a third party:

1. an act of violent demanding;

2. an act of unreasonable claim exceeding the legal responsibility;

3. an act of threatening speech and behavior or utilizing violence in regard to transactions;

4. an act of spreading rumors, obstructing the business of the Bank using fraudulent means or force, or damaging the credit of the Bank; or

5. any act equivalent to those provided in each preceding item.

III. If the Borrower or the Guarantor falls under the Organized Crime Group Member, etc. or any of each item of the paragraph 1 or commits an act falling under any of each item of the preceding paragraph, or it is found that it has made a false declaration regarding the representations and definite promises based on the provisions of paragraph 1 and then it is inappropriate to continue the transactions with the Borrower, the Borrower shall, upon request from the Bank, forfeit the benefit of time for all obligations to the Bank and shall immediately repay such obligations.

IV. Even if the Borrower or the Guarantor suffers damages pursuant to the application of the provisions of the preceding paragraph, it shall not make any claims to the Bank. In addition, if the Bank suffers any damage, the Borrower or the Guarantor shall assume responsibilities thereof.

Article 14 (Report and Investigation, etc.)

I. The Borrower shall periodically submit to the Bank a copy of the document that indicates the Borrower’s financial situation, such as a balance sheet and profit and loss statement.

II. To the extent necessary for the Bank to investigate the Borrower’s property, management, business conditions, etc., the Borrower shall submit documents or make a report, and provide the benefits necessary for the investigation if requested by the Bank.

III. The Borrower shall report to the Bank without delay if a significant change in its property, management, business conditions, etc. occurs or is likely to occur.

IV. If a guardianship, curatorship or assistance is commenced or a supervisor of voluntarily appointed guardian is appointed by a hearing and decision of the family court for the Borrower or the Guarantor, or the Borrower or Guarantor is already subjected to those hearings and decisions, the Borrowers, the Guarantor or its guardian, curator, assistant or a supervisor of voluntarily appointed guardian or a voluntarily appointed guardian shall immediately notify the Bank of that effect in writing by attaching the data that proves the facts such as the certificate of registered information. In addition, the same shall apply if the contents of notification are changed (including the case that a guardianship, curatorship or assistance is commenced by the guardian, curator, assistant based on the hearings and decisions of the family court) or revoked.

Article 15 (Assignment of Claims)

I. The Bank may assign the claims (hereinafter in this Article, including the trust) under this Agreement to other financial institutions, etc. in the future.

II. If any claim is assigned pursuant to the preceding paragraph, the Bank shall act as the agent of the assignee (hereinafter, in this article, including the trustee of the trust) with respect to the assigned claim unless the Bank notifies the Borrower of the assigned claim. The Borrower shall pay to the Bank the amount of repayment for the principal and interest each time by the method stipulated in Article 1 as before, and the Bank shall deliver it to the assignee.

Article 16 (Obligation to Prepare a Notarial Instrument)

The Borrower and the Guarantor shall, upon a request from the Bank, immediately take the necessary procedures to prepare a Notarial Instrument with an acknowledgement of the compulsory execution regarding the obligations under this Agreement. The Borrower and the Guarantor shall bear the costs required for the above.

Article 17 (Amendment or Modification of Matters to be Notified)

I. The Borrower and the Guarantor shall immediately notify the Bank in writing of any change in the seal, name, trade name, representative, address, or other matters notified to the Bank.

II. If the notification given or documents sent by the Bank are delayed or do not arrive due to the reason attributable to the Borrower or the Guarantor, such as failure to submit the notification set forth in the preceding paragraph, or the Borrower or the Guarantor’s failure to receive a request from the Bank, it is assumed that it arrived at the time it should normally arrive.

Article 18 (Governing Law and Agreed Jurisdiction)

I. The Borrower, the Guarantor and the Bank shall agree that the governing law for the transaction contract based on this Agreement shall be Japanese laws.

II. If a litigation, mediation, or other judicial proceedings become necessary with respect to transactions based on the Agreement, the Borrower, the Guarantor and the Bank shall agree the court having jurisdiction over the location of the head office of the Bank or the location of the branch of the Bank with which the Borrower deals shall be the competent court.

The Guarantor and the Bank shall agree that the court having jurisdiction over the locations of the head office of the Bank or the branch of the Bank with which the Borrower deals transactions shall be the competent court.

Article 19 (Handling of Loan Agreement Certificate after Completion of Repayment)

If there is no special request from the Borrower within six (6) months after the completion of repayment, the Bank may dispose of this Agreement without notifying the Borrower.

Article 20 (Consent to Acquisition of Certificate of Residence)

The Borrower and the Guarantor agree that the Bank obtains a certificate of residence (copy) of the Borrower and the Guarantor if the Bank deems it necessary for reasons such as for securing claims.